Griffon Corporation Announces First Quarter Results

NEW YORK, NEW YORK, January 31, 2023 – Griffon Corporation (“Griffon” or the “Company”) (NYSE:GFF) today reported results for the fiscal 2023 first quarter ended December 31, 2022.

Revenue for the first quarter totaled $649.4 million, a 10% increase compared to $591.7 million in the prior year quarter. Excluding the Hunter acquisition, Revenue increased 1% to $595.3 million. Hunter contributed $54.1 million.

Income from continuing operations totaled $48.7 million, or $0.88 per share, compared to $16.7 million, or $0.31 per share, in the prior year quarter. Current year first quarter Adjusted income from continuing operations was $47.4 million, or $0.86 per share, compared to $20.9 million, or $0.39 per share, in the prior year quarter (see reconciliation of Income from continuing operations to Adjusted income from continuing operations for details).
Adjusted EBITDA from continuing operations for the first quarter was $108.6 million, increasing 83% from the prior year quarter of $59.2 million. Adjusted EBITDA from continuing operations, excluding unallocated amounts (primarily corporate overhead) of $13.8 million in the current quarter and $13.3 million in the prior year quarter, totaled $122.3 million, increasing 69% from the prior year of $72.5 million. Adjusted EBITDA is defined as net income excluding interest income and expense, income taxes, depreciation and amortization, strategic review, restructuring charges, loss on debt extinguishment and acquisition related expenses, as well as other items that may affect comparability, as applicable (for a reconciliation of “Adjusted EBITDA”, a non-GAAP measure, to income before taxes from continuing operations, see the attached table).

Ronald J. Kramer, Chairman and Chief Executive Officer, commented, "We are off to a strong start to fiscal 2023 and are on track to meet our financial targets for the year. Our Home and Building Products segment's record Q1 results reflect solid operating performance. Our Consumer and Professional Products segment's performance was in line with our expectations, reflecting reduced consumer demand and rebalancing of customer inventory levels. Free cash flow performance of $82.6 million was also a highlight in this quarter which contributed to a 0.2x reduction in our net debt to EBITDA leverage of 2.7x at quarter end. Despite an uncertain macroeconomic environment, we remain confident in our business and ability to execute our operating strategy.”

Strategic Alternatives Process Update

On May 16, 2022, Griffon announced that its Board of Directors initiated a process to review a comprehensive range of strategic alternatives to maximize shareholder value including a sale, merger, divestiture, recapitalization or other strategic transaction. While the process remains ongoing, there is no assurance that the process will result in any transaction being entered into or consummated.

Segment Operating Results
Consumer and Professional Products ("CPP")
CPP revenue in the current quarter totaling $252.8 million decreased 11% compared to the prior year period due to a 34% reduction in volume primarily in the U.S., the United Kingdom (U.K.) and Australia and a 3% unfavorable currency impact, partially offset by a 19% or $54.1 million contribution from the Hunter acquisition, and favorable price and mix of 7%.

For the current quarter, Adjusted EBITDA loss of $1.8 million compared to Adjusted EBITDA of $16.2 million in the prior year quarter. The current quarter included Adjusted EBITDA of $4.4 million from the Hunter acquisition. Excluding the Hunter contribution, Adjusted EBITDA loss of $6.2 million compared to Adjusted EBITDA of $16.2 million in the prior year. The variance to prior year was primarily due to the unfavorable impact of the reduced volume noted above and the related impact on manufacturing absorption, and increased material costs in Australia and Canada, partially offset by the benefits of price and mix.
Home and Building Products ("HBP")

HBP revenue in the current quarter totaling $396.6 million increased 29% from the prior year period, due to favorable pricing and mix of 23% and volume of 6% driven by both residential and commercial. Residential and commercial sectional backlog and overall lead times continued to normalize during the quarter.

HBP Adjusted EBITDA in the current quarter was $124.1 million, increasing 121% compared to the prior year period. Adjusted EBITDA benefited from the increased revenue noted above and reduced material costs, partially offset by increased labor and transportation costs.

Taxes
The Company reported pretax income from continuing operations for the quarters ended December 31, 2022 and 2021, respectively, and recognized tax provisions of 28.4% and 30.2%, respectively. Excluding all items that affect comparability, the effective tax rates for the quarters ended December 31, 2022 and 2021 were 29.1% and 31.5%, respectively.

Balance Sheet and Capital Expenditures
At December 31, 2022, the Company had cash and equivalents of $120.6 million and total debt outstanding of $1.52 billion, resulting in net debt of $1.40 billion. Leverage, as calculated in accordance with our credit agreement, was 2.7x net debt to EBITDA. Borrowing availability under the revolving credit facility was $342.6 million subject to certain loan covenants. Capital expenditures were $4.7 million for the quarter ended December 31, 2022.

As of December 31, 2022, Griffon had $58 million remaining under its Board of Directors authorized share repurchase program. There were no share repurchases under these authorizations during the quarter ended December 31, 2022.

2023 Outlook

In our annual and fourth quarter results release issued on November 17, 2022, we included 2023 expectations for revenue of $2.95 billion, adjusted EBITDA of at least $500 million excluding unallocated costs of $56 million and approximately $16 million of retention and other costs related to the strategic review process, capital expenditures of $50 million, free cash flow to exceed net income, depreciation of $50 million and amortization of $22 million, interest expense of $92 million and a normalized tax rate of 29%. With the exception of increasing our interest expense expectation to $103 million (from $92 million), driven by rising interest rates on variable rate debt, there are no other updates to our fiscal 2023 guidance.

Given the ongoing review of strategic alternatives, Griffon will not be hosting a conference call in connection with its first fiscal 2023 quarter results. For further details and discussion of our financial performance, please refer to our SEC filings.

Forward-looking Statements

“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income (loss), earnings, cash flows, revenue, changes in operations, operating improvements, the impact of the Hunter Fan transaction, the outcome of our strategic alternatives review process, industries in which Griffon Corporation (the “Company” or “Griffon”) operates and the United States and global economies. Statements in this Form 10-K that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: the impact of the strategic alternatives review process announced in May 2022, any transaction that may result from that process and the possibility that the process may not result in any transaction; current economic conditions and uncertainties in the housing, credit and capital markets; Griffon’s ability to achieve expected savings from cost control, restructuring, integration and disposal initiatives; the ability to identify and successfully consummate, and integrate, value-adding acquisition opportunities (including, in particular, integration of the Hunter Fan acquisition); increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets, and to anticipate and meet customer demands for new products and product enhancements and innovations; increases in the cost or lack of availability of raw materials such as resin, wood and steel, components or purchased finished goods, including any potential impact on costs or availability resulting from tariffs; changes in customer demand or loss of a material customer at one of Griffon’s operating companies; the potential impact of seasonal variations and uncertain weather patterns on certain of Griffon’s businesses; political events that could impact the worldwide economy; a downgrade in Griffon’s credit ratings; changes in international economic conditions including inflation, interest rate and currency exchange fluctuations; the reliance by certain of Griffon’s businesses on particular third party suppliers and manufacturers to meet customer demands; the relative mix of products and services offered by Griffon’s businesses, which impacts margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies, such as litigation, regulatory and environmental matters; Griffon’s ability to adequately protect and maintain the validity of patent and other intellectual property rights; the cyclical nature of the businesses of certain of Griffon’s operating companies; possible terrorist threats and actions and their impact on the global economy; effects of possible IT system failures, data breaches or cyber-attacks; the impact of COVID-19, or some other future pandemic, on the U.S. and the global economy, including business disruptions, reductions in employment and an increase in business and operating facility failures, specifically among our customers and suppliers; Griffon’s ability to service and refinance its debt; and the impact of recent and future legislative and regulatory changes, including, without limitation, changes in tax laws. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, as previously disclosed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. Griffon undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation

Griffon Corporation is a diversified management and holding company that conducts business through wholly-owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as divestitures. In order to further diversify, Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital.

Griffon conducts its operations through two reportable segments:

•Consumer and Professional Products (“CPP”) is a leading North American manufacturer and a global provider of branded consumer and professional tools; residential, industrial and commercial fans; home storage and organization products; and products that enhance indoor and outdoor lifestyles. CPP sells products globally through a portfolio of leading brands including AMES, since 1774, Hunter, since 1886, True Temper, and ClosetMaid.

•Home and Building Products ("HBP") conducts its operations through Clopay. Founded in 1964, Clopay is the largest manufacturer and marketer of garage doors and rolling steel doors in North America. Residential and commercial sectional garage doors are sold through professional dealers and leading home center retail chains throughout North America under the brands Clopay, Ideal, and Holmes. Rolling steel door and grille products designed for commercial, industrial, institutional, and retail use are sold under the Cornell and Cookson brands.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffon.com.

Company Contact            Investor Relations Contact
Brian G. Harris                Michael Callahan
SVP & Chief Financial Officer        Managing Director
Griffon Corporation            ICR Inc.
(212) 957-5000                (203) 682-8311
IR@griffon.com

Griffon evaluates performance and allocates resources based on operating results from continuing operations before interest income and expense, income taxes, depreciation and amortization, strategic review, restructuring charges, loss from debt extinguishment and acquisition related expenses, as well as other items that may affect comparability, as applicable (“Adjusted EBITDA”, a non-GAAP measure). Griffon believes this information is useful to investors.

The following table provides operating highlights and a reconciliation of Adjusted EBITDA to Income before taxes from continuing operations:

(in thousands)	For the Three Months Ended December 31,
REVENUE	2022	2021
Consumer and Professional Products	$252,811	$283,173
Home and Building Products	396,573	308,576
Total revenue	$649,384	$591,749

	For the Three Months Ended December 31,
	2022	2021
ADJUSTED EBITDA
Consumer and Professional Products	$(1,809)	$16,214
Home and Building Products	124,145	56,297
Total Segments	122,336	72,511
Unallocated amounts, excluding depreciation*	(13,776)	(13,263)
Adjusted EBITDA	108,560	59,248
Net interest expense	(24,544)	(15,648)
Depreciation and amortization	(17,113)	(13,081)
Gain on sale of building	10,852	—
Strategic review - retention and other	(8,232)	—
Proxy expenses	(1,503)	(2,291)
Acquisition costs	—	(2,595)
Restructuring charges	—	(1,716)
Income before taxes from continuing operations	$68,020	$23,917
* Primarily Corporate Overhead

	For the Three Months Ended December 31,
DEPRECIATION and AMORTIZATION	2022	2021
Segment:
Consumer and Professional Products	$13,127	$8,606
Home and Building Products	3,846	4,338
Total segment depreciation and amortization	16,973	12,944
Corporate	140	137
Total consolidated depreciation and amortization	$17,113	$13,081

Griffon believes Free Cash Flow ("FCF", a non-GAAP measure) is a useful measure for investors because it portrays the Company's ability to generate cash from operations for purposes such as repaying debt, funding acquisitions and paying dividends.

The following table provides a reconciliation of Net cash provided by (used in) operating activities to FCF:

	For the Three Months Ended December 31,
(in thousands)	2022	2021
Net cash provided by (used in) operating activities	$75,480	$(85,005)
Acquisition of property, plant and equipment	(4,726)	(10,573)
Proceeds from the sale of property, plant and equipment	11,815	29
Free Cash Flow provided by Defense Electronics	—	4,690
FCF	$82,569	$(90,859)

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME
(in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,
	2022	2021
Revenue	$649,384	$591,749
Cost of goods and services	415,559	425,907
Gross profit	233,825	165,842

Selling, general and administrative expenses	152,720	127,352

Income from operations	81,105	38,490

Other income (expense)
Interest expense	(24,648)	(15,681)
Interest income	104	33
Gain on sale of building	10,852	—
Other, net	607	1,075
Total other expense, net	(13,085)	(14,573)

Income before taxes from continuing operations	68,020	23,917
Provision for income taxes	19,318	7,213
Income from continuing operations	$48,702	$16,704

Discontinued operations:
Income from operations of discontinued operations	—	3,320
Provision for income taxes	—	726
Income from discontinued operations	—	2,594
Net income	$48,702	$19,298

Basic earnings per common share:
Income from continuing operations	$0.93	$0.33
Income from discontinued operations	—	0.05
Basic earnings per common share	$0.93	$0.38

Basic weighted-average shares outstanding	52,579	51,178

Diluted earnings per common share:
Income from continuing operations	$0.88	$0.31
Income from discontinued operations	—	0.05
Diluted earnings per common share	$0.88	$0.36

Diluted weighted-average shares outstanding	55,298	53,753

Dividends paid per common share	$0.10	$0.09

Net income	$48,702	$19,298
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments	11,937	(2,319)
Pension and other post retirement plans	862	668
Change in cash flow hedges	(580)	(1,100)
Total other comprehensive income (loss), net of taxes	12,219	(2,751)
Comprehensive income, net	$60,921	$16,547

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(Unaudited)
	December 31, 2022	September 30, 2022
CURRENT ASSETS
Cash and equivalents	$120,558	$120,184
Accounts receivable, net of allowances of $13,636 and $12,137	350,625	361,653
Inventories	646,352	669,193
Prepaid and other current assets	64,108	62,453
Assets of discontinued operations	1,122	1,189
Total Current Assets	1,182,765	1,214,672
PROPERTY, PLANT AND EQUIPMENT, net	290,505	294,561
OPERATING LEASE RIGHT-OF-USE ASSETS	182,799	183,398
GOODWILL	333,982	335,790
INTANGIBLE ASSETS, net	761,126	761,914
OTHER ASSETS	21,490	21,553
ASSETS OF DISCONTINUED OPERATIONS	4,571	4,586
Total Assets	$2,777,238	$2,816,474

CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$12,840	$12,653
Accounts payable	160,441	194,793
Accrued liabilities	178,154	171,797
Current portion of operating lease liabilities	31,283	31,680
Liabilities of discontinued operations	8,141	12,656
Total Current Liabilities	390,859	423,579
LONG-TERM DEBT, net	1,507,681	1,560,998
LONG-TERM OPERATING LEASE LIABILITIES	160,664	159,414
OTHER LIABILITIES	186,977	190,651
LIABILITIES OF DISCONTINUED OPERATIONS	4,209	4,262
Total Liabilities	2,250,390	2,338,904
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	526,848	477,570
Total Liabilities and Shareholders’ Equity	$2,777,238	$2,816,474

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Three Months Ended December 31,
	2022	2021

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$48,702	$19,298
Net income from discontinued operations	—	(2,594)
Adjustments to reconcile net income to net cash provided by (used in) operating activities of continuing operations:

Depreciation and amortization	17,113	13,081
Stock-based compensation	6,742	4,867
Asset impairment charges - restructuring	—	289
Provision for losses on accounts receivable	482	352
Amortization of debt discounts and issuance costs	1,023	654
Deferred income taxes	—	2,883
Gain on sale of assets and investments	(10,923)	(154)
Change in assets and liabilities, net of assets and liabilities acquired:
(Increase) decrease in accounts receivable	13,689	(53,030)
(Increase) decrease in inventories	22,931	(59,478)
Increase in prepaid and other assets	100	329
Decrease in accounts payable, accrued liabilities, income taxes payable and operating lease liabilities	(26,333)	(12,164)
Other changes, net	1,954	662
Net cash provided by (used in) operating activities - continuing operations	75,480	(85,005)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(4,726)	(10,573)
Payments related to sale of Telephonics	(2,568)	—
Proceeds from investments	—	575
Proceeds from the sale of property, plant and equipment	11,815	29

Net cash provided by (used in) investing activities - continuing operations	4,521	(9,969)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(7,126)	(5,260)
Purchase of shares for treasury	(12,735)	(10,886)
Proceeds from long-term debt	29,823	10,815
Payments of long-term debt	(87,539)	(2,500)
Financing costs	(744)	(753)
Other, net	(42)	(28)
Net cash used in financing activities - continuing operations	(78,363)	(8,612)

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - continued
(in thousands)
(Unaudited)

	Three Months Ended December 31,
	2022	2021
CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash provided by (used in) operating activities	(1,953)	7,916
Net cash used in investing activities	—	(853)

Net cash provided by (used in) discontinued operations	(1,953)	7,063
Effect of exchange rate changes on cash and equivalents	689	(910)
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS	374	(97,433)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	120,184	248,653
CASH AND EQUIVALENTS AT END OF PERIOD	$120,558	$151,220

Griffon evaluates performance based on Earnings per share and Net income excluding restructuring charges, loss from debt extinguishment, acquisition related expenses, discrete and certain other tax items, as well other items that may affect comparability, as applicable, a non-GAAP measure. Griffon believes this information is useful to investors. The following tables provides a reconciliation of Income from continuing operations to Adjusted income from continuing operations and Earnings per common share from continuing operations, a non-GAAP measure, to Adjusted earnings per common share from continuing operations:

(in thousands, except per share data)	For the Three Months Ended December 31,
	2022	2021
Income from continuing operations	$48,702	$16,704

Adjusting items:
Restructuring charges	—	1,716
Gain on sale of building	(10,852)	—
Acquisition costs	—	2,595
Strategic review - retention and other	8,232	—
Proxy expenses	1,503	2,291
Tax impact of above items	169	(1,501)
Discrete and certain other tax benefits, net	(333)	(891)

Adjusted income from continuing operations	$47,421	$20,914

Earnings per common share from continuing operations	$0.88	$0.31

Adjusting items, net of tax:
Restructuring charges	—	0.02
Gain on sale of building	(0.15)	—
Acquisition costs	—	0.04
Strategic review - retention and other	0.11	—
Proxy expenses	0.02	0.03
Discrete and certain other tax benefits, net	(0.01)	(0.02)

Adjusted earnings per common share from continuing operations	$0.86	$0.39

Weighted-average shares outstanding (in thousands)	55,298	53,753
Note: Due to rounding, the sum of earnings per common share from continuing operations and adjusting items, net of tax, may not equal adjusted earnings per common share from continuing operations.